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Camco Financial Appoints Greenwalt to Chief Lending Officer

CAMBRIDGE, Ohio, March 30, 2009 (GLOBE NEWSWIRE) -- Camco Financial Corporation ("Camco") (Nasdaq:CAFI) parent company of Advantage Bank has announced that Troy D. Greenwalt has been appointed to the position of Senior Vice President, Chief Lending Officer. James E. Huston, President and CEO of Camco and Advantage Bank made the announcement.

As Chief Lending Officer Greenwalt will be responsible for the Commercial and Business Banking line of business. Most recently, Greenwalt was the Director of Banking and Vice President for the Midwest Division of Merrill Lynch (Business Financial Services). Other prior experience in Mr. Greenwalt's 22 year banking career includes both Senior Vice President, Business Banking Division as well as Senior Sales Executive for Huntington National Bank in Columbus, Ohio from January, 1995 to July, 2006. Mr. Greenwalt was also employed by Fifth Third Bank, Columbus, Ohio from November, 1988 through January, 1995 in positions including Commercial Banking, Consumer and Indirect Lending, and Retail Office Management. Mr. Greenwalt started his banking career with Bank One in the Retail Management Associate Program in Columbus, Ohio.

Chairman, President & CEO James E. Huston commented, "We are fortunate to have a professional of Troy's caliber to join our Senior Management Team and to lead our efforts to retain and expand our client relationships in the communities that we support. His experience, talents, and passion are exactly the characteristics that we desire in our company's effort to provide simply the highest level of service to our business clients."

Mr. Greenwalt is a graduate of Bowling Green State University with a B.S. in Business Administration majoring in Marketing and Finance. Previously, he has held board positions on the local SBA/CCDC organization and is actively involved in his community.

Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT:  Camco Financial Corporation
          James E. Huston, CEO
          740-435-2020